UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

GREENWOOD GOLD RESOURCES, INC.
Exact name of registrant as specified in its charter

Nevada	000-53614	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4285 SW Martin Highway, Palm City FL	34990
(Address of principal executive offices)	(Zip Code)

(886 788 4474)
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 14, 2012, the Board of Directors of Greenwood Gold Resources, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), authorized the execution of that certain acquisition agreement (the “Acquisition Agreement”) between the Company and Oceanview Real Estate Company Ltd. a private company organized under the laws of Canada (“ORE”).

In accordance with the terms and provisions of the Acquisition Agreement,  the Company acquired all of ORE’s right, title and interest in and to real property located in Ecuador, known as the Hacienda Juval, consisting of approximately 80,197 hectares (the “Property”) including, but not limited to: (i) 100% of ORE’s rights, title and interests in and to the oil, gas and other minerals in and under and that may be produced from the Property including, without limitation, interests in oil, gas and/or mineral leases covering any part of the lands, overriding royalty interests, fee mineral interests, carbon credits, and other interests in oil, gas and other minerals in any part of the lands; (ii) 100% of the right, title and interests of ORE in all presently existing and valid oil, gas and/or mineral unitization, pooling and/or communization agreements, declarations, and/or orders and the properties covered or included in the units (including, without limitation, units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any working interest units created under operating agreements or otherwise), which relate to the Property; (iii) 100% of the right, title and interests of ORE in all presently existing and valid production sales and sales related contracts, operating agreements and other agreements and contracts which relate to the Property or which relate to the exploration, development, operation or maintenance of the Property or the treatment, storage, transaction or marketing of production from or allocated to the Property; and (iv) 100% of the right, title and interests of ORE in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures relating to the Property, and all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems and other equipment, all easements, rights-of-way, surface leases and other surface rights, all permits and licenses and all other appurtenances, used or held for use in connection with or related to the exploration, development, operation or maintenance of any of the Property.

In further accordance with the terms and provisions of the Acquisition Agreement, after the effective date of the reverse stock split of one for five hundred shares of the Company’s common stock, the Company shall issue to ORE an aggregate 70,000,000 shares of its restricted common stock as consideration for the acquisition of the Property and a further 5,000,000 shares of its restricted common stock to Douglas Andrus, which shares shall be held in escrow until the definitive transfer of the Property.

Effective February 15, 2012, the Company shall cause the resignation of Branislav Jovanovic as its sole officer and director and cause the appointment of Charles Miller as the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and a member of the Board of Directors.

In further accordance with the terms and provision s of the Acquisition Agreement, the Company shall enter into a three year consultant agreement (the “Mainland Consultant Agreement”) with Mainland Investment Ltd. (“Mainland”). The Mainland Consultant Agreement shall provide that Mainland will provide to the Company financial, advisory, marketing and investor relation services and the Company shall pay to Mainland an annual compensation of $1,000,000 and grant 1,000,000 stock options exercisable at $1.00 per share.

Lastly, the Company shall: (i) cause the settlement of debt in the approximate amount of $60,000 due and owing to that certain creditor (the “Creditor”), as reflected on the financial statements of the Company as of September 30, 2011 (the “$60,000 Debt”) to be settled by issuance to the Creditor and/or his designee an aggregate of 25,000,000 shares of common stock; and (ii) within ninety days, the Company shall cause the debt in the approximate amount of $112,000 due and owing to Branislav Jovanovic, as reflected on the financial statements of GGRI as of September 30, 2011, to be settled by payment to Mr. Jovanovic. .

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.1 Acquisition Agreement dated February 14, 2012 between Greenwood Gold Resources Inc. and Oceanview Real Estate Company Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREENWOOD GOLD RESOURCES INC.

Dated: February 17, 2012	By:	/s/ Charles Miller
	Name:	Charles Miller
`	Title:	President/Chief Executive Officer